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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

        CONTACT: Daniel J. Doyle
President/CEO
 (559) 298-1775

CENTRAL VALLEY COMMUNITY BANCORP REPORTS
PROFITABLE FIRST QUARTER EARNINGS

        CLOVIS, CALIFORNIA...April 8, 2002...    Central Valley Community Bancorp (OTC Bulletin Board: CVCY) the parent company for Clovis Community Bank reported today net income of $683,000, for the 3-month period ending March 31, 2002, compared to $720,000 for the same period in 2001. However, when excluding extraordinary non-recurring income and expense items, consolidated net income increased 51% in the 3-month period ending March 31, 2002, compared to $452,000 during same period in 2001,

        The primary contributing factors in the reduction of net income for first quarter 2002 compared to the same period in 2001, resulted from the Bank recognizing certain non-recurring income and expenses, including receiving funds as part of an insurance settlement in 2001.

        Average assets grew to $224,810,000 at March 31, 2002, compared to $197,124,000 at March 31, 2001, an increase of 14.0%. Average gross loans grew 37.8% and average deposits increased 14.4% for the 3-month period ending March 31, 2002 compared to same period in 2001.

        "We're proud to report that the Bank continues to grow in all financial categories including offering our customers ever-increasing delivery channels for conducting their personal and business banking needs. On March 18, 2002 we relocated our existing River Park office in Fresno to an expanded 5,000 square foot stand-alone branch in the same complex located in River Park's booming business district. And, in first quarter 2002, we opened our first full-service Northern Valley location in Sacramento, California, under the name Central Valley Community Bank, a division of Clovis Community Bank, specializing in serving private and professional banking clients in the surrounding area," stated Daniel J. Doyle, President and CEO of Clovis Community Bank and Central Valley Community Bancorp.

        Central Valley Community Bancorp trades over-the-counter under the symbol CVCY.OB. Clovis Community Bank headquartered in Clovis, California, was founded in 1979, and is the sole subsidiary of Central Valley Community Bancorp. The Bank operates five full-service offices in Clovis, Fresno, and Prather, and one branch in Sacramento under the name of Central Valley Community Bank, a division of Clovis Community Bank. Real Estate Lending and SBA Lending Departments are located in Clovis, with an Agribusiness Lending Department located in Fresno. Investment services, provided by Investment Centers of America are housed at the Bank's main office in Clovis. Members of Central Valley Community Bancorp and the Bank's Board of Directors are: Daniel N. Cunningham (Chairman), Elaine Bernard, David E. Cook, Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick. Additional information about Clovis Community Bank can be found at www.clovisbank.com and www.cvcb.com.

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Forward-looking Statements—All statements contained herein that are not historical facts, such as statements regarding the Company's current business strategy and the Company's plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) changes in the interest rate environment resulting in reduced margins; (3) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (4) changes in the regulatory environment; (5) fluctuations in the real estate market; (6) changes in business conditions and inflation; and (7) changes in securities markets. Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2002 AND 2001

	(In Thousands Except Share Amounts)
	March 31, 2002 (Unaudited)	March 31, 2001 (Unaudited)
ASSETS
Cash and due from banks	$14,948	$10,081
Interest bearing deposits with other banks	100	100
Federal funds sold	8,691	6,100
Available for sale investment securities (book value of $59,188 at March 31, 2002 and $63,849 at March 31, 2001)	60,516	65,694
Loans less allowance for credit losses of $2,217 at March 31, 2002 and $2,253 at March 31, 2001	142,432	101,977
Equipment leased to others, net	970	2,165
Bank premises and equipment, net	2,803	1,962
Accrued interest receivable and other assets	7,294	5,592

Total assets	$237,754	$193,671

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing	$51,303	$41,262
Interest bearing	148,888	130,494

Total deposits	200,191	171,756
Short-term borrowings	6,000	—
Long-term borrowings	7,000	—
Accrued interest payable and other liabilities	3,317	2,287

Total liabilities	216,508	174,043

Shareholders' equity:
Preferred stock, no par value: 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, no par value; 20,000,000 shares authorized, 1,295,489 and 1,304,957shares issued and outstanding at March 31, 2002 and March 31, 2001	6,163	6,447
Retained earnings	14,286	12,074
Accumulated other comprehensive income	797	1,107

Total shareholders' equity	21,246	19,628

Total liabilities and shareholders' equity	$237,754	$193,671

CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Month Periods Ended March 31, 2002 and 2001
(In Thousands Except Earnings Per Share Amounts) (Unaudited)

	For the Three Months Ended March 31
	2002	2001
INTEREST INCOME:
Interest and fees on loans	$2,609	$2,552
Interest on Federal funds sold	24	57
Interest and dividends on investment securities:
Taxable	657	1,033
Exempt from Federal income taxes	121	118
Interest on deposits with other banks	2	2

Total interest income	3,413	3,762

INTEREST EXPENSE:
Interest on deposits	615	1,216
Other	61	11

Total interest expense	676	1,227

Net interest income before provision for credit losses	2,737	2,535
PROVISION FOR CREDIT LOSSES	-0-	463

Net interest income after provision for credit losses	2,737	2,072

NON-INTEREST INCOME:
Service charges	352	249
Rentals from equipment leased to others	346	345
Loan placement fees	83	42
Net realized gain on sales of investment securities	26	316
Other income	194	843

Total non-interest income	1,001	1,795

NON-INTEREST EXPENSES:
Salaries and employee benefits	1,401	1,259
Occupancy and equipment	248	225
Depreciation and provision for losses on equipment leased to others	247	451
Other expense	786	809

Total non-interest expenses	2,682	2,744

Income from continuing operations before income taxes	1,056	1,123
INCOME TAX EXPENSE	373	400

Income from continuing operations after income taxes	683	723
DISCONTINUED OPERATIONS:
Loss from operations of Clovest less applicable income tax benefit of $2 for the three month ended March 31, 2001.		(3)
Net income	$683	$720

Basic earnings per share from continuing operations	$0.53	$0.55

Diluted earnings per share from continuing operations	$0.50	$0.54

Basic earnings per share	$0.53	$0.55

Diluted earnings per share	$0.50	$0.54

Selected Financial Data:	03/31/2002	03/31/2001

Annualized Return on:
Average Assets	1.22%	1.46%
Average Equity	12.80%	15.08%
Net Interest Margin	5.46%	5.81%

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EXHIBIT 99.1
CENTRAL VALLEY COMMUNITY BANCORP REPORTS PROFITABLE FIRST QUARTER EARNINGS
CENTRAL VALLEY COMMUNITY BANCORP CONSOLIDATED BALANCE SHEETS MARCH 31, 2002 AND 2001
CENTRAL VALLEY COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS For the Three Month Periods Ended March 31, 2002 and 2001 (In Thousands Except Earnings Per Share Amounts) (Unaudited)